Exhibit 13(a)(4)

ALLIANZ GLOBAL INVESTORS U.S. LLC

PROXY VOTING GUIDELINES

AND PROCEDURES

JANUARY, 2018

Table of Contents

Policy Statement	page 3

Proxy Voting Procedures	page 4

Mitigating Conflicts of Interest	page 4

Cost-Benefit Analysis Involving Voting Proxies	page 5

Proxy Voting Guidelines	Schedule A

Policy Statement

Allianz Global Investors (“AllianzGI”) typically votes proxies on behalf of client accounts pursuant to its discretionary investment management authority, unless a client has not granted voting authority to AllianzGI. AllianzGI seeks to exercise its proxy voting responsibilities in accordance with its fiduciary duties, and has designed these policies and procedures to meet applicable fiduciary standards. Thus, AllianzGI seeks to vote client account proxies in a manner consistent with the best interests of its clients. These policies and procedures do not apply to any client account proxies for which such client has either (a) explicitly retained authority and discretion to vote its own proxies or (b) delegated such authority and discretion to a third party. AllianzGI assumes no responsibility for the voting of any proxies on behalf of such clients.

AllianzGI has adopted the Allianz Global Investors Global Corporate Governance Guidelines and Proxy Voting Policy (the “Proxy Guidelines”), attached hereto as Schedule A, which are reasonably designed to ensure that proxy voting is conducted in the best interest of our clients. The Proxy Guidelines provide a general framework for our proxy voting analysis and are intended to address the most significant and frequent voting issues that arise at our investee companies’ shareholder meetings. However, the Proxy Guidelines are not intended to be rigid rules, and AllianzGI’s consideration of the merits of a particular proposal may cause AllianzGI to vote in a manner that deviates from the approach set forth in the Proxy Guidelines.

Proxy Voting Procedures

AllianzGI has retained one or more unaffiliated third party proxy research and voting service providers (“Proxy Voting Service”), to assist it in researching and voting proxies. With respect to each proxy received, the Proxy Voting Service researches the ballot proposals and provides a recommendation to AllianzGI as to how to vote on each proposal based on the Proxy Voting Service’s research of the individual facts and circumstances and the Proxy Voting Service’s application of its research findings to the Proxy Guidelines.

In some cases a portfolio manager, research analyst or proxy analyst from the Global ESG team may propose to override a policy recommendation made by the Proxy Voting Service. In such cases, AllianzGI will review the proxy to determine whether there is a material conflict between the interests of AllianzGI (including the employee proposing the vote) and the interests of AllianzGI’s clients. If a material conflict does exist, AllianzGI will seek to address the conflict in good faith and in the best interests of the applicable client accounts, as described more fully below. In the absence of a material conflict, the proxy will be reviewed by a proxy analyst and the relevant portfolio managers and/or research analysts and, from time to time as may be necessary, the Head of ESG Research (or equivalent), to determine how the proxy will be voted.

Mitigating Conflicts of Interest

AllianzGI has adopted and implemented policies and procedures, including the procedures described in this document, which are reasonably designed to ensure that client account proxies are voted in the best interest of clients. Such policies and procedures are in part designed to identify and address material conflicts of interest that may arise between the interests of AllianzGI and its clients, as well as identify material conflicts of interest that portfolio managers, proxy analysts and research analysts may have, to ensure any such conflicted individuals refrain from participating in the proxy voting process or that the conflicts are otherwise mitigated. With respect to personal conflicts of interest, AllianzGI’s Code of Ethics requires all employees to conduct themselves with integrity and distinction, to put first the interests of the firm’s clients, and to take care to avoid even the appearance of impropriety. Portfolio managers, research analysts, proxy analysts, or Proxy Committee members with a personal conflict of interest regarding a particular proxy vote must recuse themselves and not participate in the voting decisions with respect to that proxy.

With respect to the voting process, as described above, most votes are based on the independent recommendation of the unaffiliated, third party Proxy Voting Service, which recommendations are in turn based on the Proxy Voting Service’s independent review and research of each proxy and its independent application of the Proxy Guidelines.

In those cases in which a proxy analyst, portfolio manager or research analyst proposes to override a policy recommendation made by the Proxy Voting Service or the Proxy Voting Service has not provided a recommendation, the proxy analyst and relevant portfolio managers and/or research analysts will review the proxy to ensure any recommendation appears based on a sound investment rationale and assess whether any business or other relationship, or any other potential conflict of interest, may be influencing the proposed vote on that company’s proxy. In the event a material conflict is identified, AllianzGI will convene the Proxy Committee to review the proxy and make a decision how to vote. Proposed votes that raise potential material conflicts of interest are promptly resolved by the Proxy Committee prior to the time AllianzGI casts its vote.

As a further safeguard, while AllianzGI includes members from different parts of the organization on the Proxy Committee, AllianzGI does not include individuals whose primary duties relate to client relationship management, marketing, or sales. Finally, any voting decision by the Proxy Committee must include a vote from a member of at least one of the Risk, Legal, or Compliance functions.

AllianzGI may vote proxies in accordance with other relevant procedures that have been approved and implemented to address specific types of conflicts. For example, when a material conflict between the interests of AllianzGI and its clients has been identified, AllianzGI may abstain from voting.

Cost-Benefit Analysis Involving Voting Proxies

AllianzGI may abstain from voting client proxies if, based on its evaluation of relevant criteria, it determines that the costs associated with voting a proxy exceed the expected benefits to affected clients. The primary aim of this cost-benefit analysis is to determine whether it is in a client’s best economic interest to vote its proxies. If the costs associated with voting a proxy outweigh the expected benefit to the client, AllianzGI may refrain from voting that proxy.

The circumstances under which AllianzGI may refrain from voting may include, but are not limited to, the following: (1) proxy statements and ballots being written in a foreign language, (2) untimely notice of a shareholder meeting, (3) requirements to vote proxies in person, (4) restrictions on a foreigner’s ability to exercise votes, and (5) requirements to provide local agents with power of attorney to execute the voting instructions. Such proxies are voted on a best-efforts basis.

Proxy voting in certain countries requires “share blocking.” To vote proxies in such countries, shareholders must deposit their shares shortly before the date of the meeting with a designated depositary and the shares are then restricted from being sold until the meeting has taken place and the shares are returned to the shareholders’ custodian banks. Absent compelling reasons, AllianzGI believes the benefit to its clients of exercising voting rights does not outweigh the effects of not being able to sell the shares. Therefore, if share blocking is required AllianzGI generally abstains from voting.

AllianzGI will be unable to vote securities on loan under securities lending arrangements into which AllianzGI’s clients have entered. However, under rare circumstances such as voting issues that may have a significant impact on the investment, if the client holds a sufficient number of shares to have a material impact on the vote, AllianzGI may request that the client recall securities that are on loan if it determines that the benefit of voting outweighs the costs and potential lost revenue to the client and the administrative burden of retrieving the securities.

Schedule A

Allianz Global Investors

Global Corporate Governance Guidelines

and Proxy Voting Policy

Allianz

AllianzGI Global Corporate Governance Guidelines

Active is: Discussing the issues that matter

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Allianz Global Investors

With an integrated investment platform consisting of over 600 investment professionals, we cover all major business centres and growth markets. Our global capabilities are delivered through local teams to ensure best-in-class service.

Our parent company, Allianz SE, is one of the leading financial service providers worldwide. Allianz SE operates in 70 countries, serving more than 86 million customers around the globe.

AllianzGI has implemented policies and procedures that it believes are reasonably designed to ensure AllianzGI satisfies its fiduciary obligation to vote proxies in the best interests of its clients. Based on that fiduciary obligation, AllianzGI has adopted the Global Corporate Governance Guidelines (“Guidelines”) described in this document. The Guidelines provide a general framework for our proxy voting analysis and are intended to address the most significant and frequent voting issues that arise at our investee companies’ shareholder meetings.

However, the Guidelines are not rigid rules and AllianzGI’s consideration of the merits of a particular proposal may cause AllianzGI to vote in a manner that deviates from the Guidelines. AllianzGI invests time and resources evaluating corporate governance and proxy voting issues on a case-by-case basis. These decisions take into account companies’ explanations of their governance structures and practices, variances across markets in regulatory and legal frameworks, best practices, and disclosure regimes. Our votes are cast in the long-term interest of the company and its investors, following analysis of the impact each issue will have on long-term investment value.

AllianzGI is committed to and actively encourages open dialogue with investee companies on corporate governance, proxy voting and broader sustainability issues in advance of shareholder meetings. Our approach to proxy voting and company engagement is set out in AllianzGI’s Stewardship Statement, which also explains how we manage conflicts of interests that may arise in relation to our stewardship activities.

While these Guidelines were drafted to apply globally, differences in local laws and regulations, standards, practices or client requirements may result in different votes by the AllianzGI entities. Each of the AllianzGI entities has the sole discretion to vote proxies in the best interests of its clients, independently of influence, either directly or indirectly, by parent or other affiliated companies. The Guidelines represent the views and guidance of AllianzGI as at the date of publication and are subject to change at any time.

Global Corporate Governance Guidelines

Board of Directors

Role, composition and effectiveness

Composition and effectiveness of the board of directors is fundamental to robust corporate governance practices at public companies and is of utmost importance to investors. The key responsibilities of the board include: setting and testing strategies proposed by the executive and overseeing its execution, determining risk appetite for the business, ensuring independence and effectiveness of external audit, succession planning for both the executive and the board as a whole, and creating a culture that promotes desired behaviours and encourages employees to act with integrity.

The term “board” in this document covers the unitary board, the two-tier board and the unitary board supported by an executive body whose members may or may not be members of the public company board. In companies with a two-tier board structure, the term “executive director” applies to Management Board members, and the term “non-executive director” applies to Supervisory Board members.

The composition of a board of directors will vary based on the board structure and the legal and regulatory framework applicable to the company. A company’s ownership structure is another powerful factor that can shape the composition of its board. Notwithstanding these differences, we believe there are certain universal principles which help to create effective company boards that lead and contribute to long-term value creation. This is in the interests of both the company’s investors and other key stakeholders. We, therefore expect boards of all companies to:

•	Have a requisite mix of competences, skills and experience to provide effective supervision and advice to the management across all aspects of the company’s activities that are critical to the success of the business.

•	Exhibit essential diversity attributes determined by key characteristics of the business, including its products/ services, geography of operations, demographics of customer base and workforce, as well as existing and emerging areas of risk and technological developments. Boards should aim for a diversity of perspectives and experience, including professional experience, gender, psychological type, ethnicity, as well as national, cultural and social background that would add value to board and management deliberations and decision-making.

•	Include an adequate number of high quality independent directors with sufficient powers to protect the interests of unaffiliated investors and other stakeholders in situations where conflicts of interests might arise.

•	Ensure that board size, composition and processes are optimal for maximum board effectiveness, finding a balance between continuity and fresh perspectives and taking timely action to address emerging issues through board refreshment.
•	Ascertain that all board members have sufficient time and energy to fulfill their responsibilities towards the company, its investors and other stakeholders, both under normal circumstances and in extraordinary situations that may pose significant additional demands on directors’ time.

•	Establish accountability of all board members to shareholders through regular board elections and dialogue with investors, and ensure directors have direct exposure to other key stakeholders as appropriate.

AllianzGI’s normal expectations of board composition and practices are set out below. However, we understand that each company’s circumstances are unique and will be keen to learn how their governance policies and practices benefit the business, investors and, where applicable, broader stakeholders, and how potential governance risks are addressed.

Size, independence and diversity

AllianzGI believes that for maximum effectiveness a board should include between five and 15 directors and up to 20 directors for companies with co-determination structures. We accept, however, that an optimal board size depends on the company’s circumstances and a larger or a smaller board may be appropriate. Therefore, we will be looking at the board composition and processes before making voting decisions.

Global Corporate Governance Guidelines

In companies with unitary board structures, AllianzGI advocates a good balance between executive and non-executive directors. We generally see it as a healthy practice for companies to have more than one executive director on the board. It is also helpful for investors to understand how the board interacts with senior management outside of formal board meetings.

AllianzGI places great importance on having a critical mass of unquestionably independent directors on the board to ensure that minority interests are protected and conflicts of interests are managed effectively at all times. In general, we expect widely held companies to have a majority of independent directors on the board. We believe that boards of controlled companies, companies with co-determination structures and smaller public companies should aim for the same standard; however, where this is not achievable, our expectation is for a minimum of one-third independent directors. In our view, a minimum of one-third independence provides the necessary balance between objectivity, protection of minority interests and flexibility to shape an effective board that both reflects the company’s ownership structure and helps the company achieve its business objectives. This is the standard we also apply in emerging markets, where it is more difficult to achieve majority independent boards.

AllianzGI believes that directors’ independence can be affected by several circumstances, including the following:

•	Current employment by the company;

•	Previous executive position at the company (a long “cooling off” period for former executives reduces the governance risk associated with their appointment to the board in a non-executive capacity, and may be considered a mitigating factor);

•	Close family ties with the company’s directors, senior employees or advisors;

•	Board tenure of more than 12 years;

•	Cross-directorships or significant links with other directors (e.g. interlocking boards);
•	Large shareholding (≥5%) or affiliation with a special interest group (e.g. trade unions, government, affiliated companies, etc.);

•	Significant commercial involvement with the company as professional advisers, major suppliers or customers; or

•	Entitlement to performance-related pay, stock options, pensions, or receiving benefits in the form of large donations to charitable causes of their choice.

AllianzGI believes that healthy gender balance can positively influence group dynamics, leading to better decision-making. For this reason, we encourage all boards and management teams to strive for at least 30% representation of each gender. We also expect to see national and ethnic diversity that appropriately reflects the geographic footprint and employee/customer base of the business, as well as other diversity attributes at board level that can improve its effectiveness. We welcome disclosure of specific diversity targets set by the board and reporting on performance against these targets.

Board leadership

AllianzGI believes that the roles of Chairman and Chief Executive Officer should be separate to ensure a clear division of responsibility at the top of the company. For this reason, AllianzGI will normally support resolutions requiring an independent chair. However, we may be able to support the appointment of a combined Chairman/CEO under the following circumstances:

•	The combination of the roles is temporary and covers a restructuring or a transition period of no longer than 3 years; or

•	The board meets AllianzGI’s independence criteria, has a Senior/ Lead Independent Director appointed to counterbalance the concentration of power at the top, and there are no major concerns over governance practices at the company.

AllianzGI has a strong preference for an independent non-executive Chairman of the board. However, we may support the election of a non-independent Chairman if his/her election is well justified and deemed to be in the interests of the company and its shareholders, and provided the board has an appropriate balance of independence. AllianzGI expects a Senior/Lead Independent Director to be appointed in such circumstances.

AllianzGI values the role of a Senior/ Lead Independent director and recommends that all companies create this role. A Senior/Lead Independent Director is important for investors as he/she is expected to be a strong independent voice on the board, able to advise and challenge the Chairman. This is why any candidate for this role should be unquestionably independent. A Senior/Lead Independent Director should support the Chairman, ensure appropriate checks and balances on the board where the Chairman is not independent, implement an orderly succession plan for the Chairman, and act as a point of contact for investors, non-executive directors and senior executives where normal channels of communication through the Chairman are considered inappropriate.

AllianzGI does not approve of a former CEO being appointed as Chairman of the board as this can affect the balance of authority and responsibility between the board and management. Exceptionally, we may support such an appointment in some circumstances, including the following:

•	The arrangement is temporary to cover a specified restructuring or transition/ succession period of no longer than 3 years;

•	After a cooling-off period of ≥ 5 years and provided there is an appropriate balance of independence on the board;

•	The Chairman to be is a founder and/or a major shareholder with a significant influence over the company; or

Global Corporate Governance Guidelines

•	There is a convincing rationale provided by the company (e.g., strong need for specific expertise and skills that are difficult to find outside the company).

In all instances, we will be looking at the quality and independence of the board to ensure appropriate checks and balances are in place and the interests of minority shareholders are protected.

Considerations when voting on director election

AllianzGI cannot make an informed decision in the absence of sufficient information on nominees at the time of voting. Hence, we expect all companies to disclose: the names, core competencies and qualifications of the candidates, diversity characteristics and skills the candidates bring to the board, as well as professional and other background, recent and current board and management mandates at other public and private companies, factors affecting independence, and attendance at board and committee meetings.

AllianzGI expects directors to attend all board and committee meetings held during the year. We expect disclosure of individual directors’ attendance in the annual report. The company must explain all instances of non-attendance. We will not consider “other professional or personal commitments” as an appropriate justification for a director’s non-attendance except in the first year following the appointment.

AllianzGI expects executive and non-executive directors to have sufficient capacity and energy to discharge their board and committee responsibilities both under normal circumstances and when special situations or unexpected developments require substantial additional time commitment. Over-commitment by directors is a serious concern for investors as it can compromise the quality of boards and, where directors hold full-time executive positions, their executive responsibilities. While each director’s circumstances will be different, we will question all instances where:

•	A non-executive director has more than six non-executive roles in public or private companies1. We expect the total number of board mandates to be even smaller where directors have board committee responsibilities or other significant external commitments;

•	A non-executive Chairman has more than one additional non-executive chairmanship, or more than three additional non-executive directorships in public or private companies*;

•	A full-time executive director, including an Executive Chairman, has more than one non-executive role in a private or public company.

AllianzGI believes that in companies with a dual board structure, the Supervisory Board should comprise no more than one former executive to maintain a proper balance of authority and responsibility between executive and supervisory bodies and to encourage independence and fresh perspectives on the board.

AllianzGI does not approve of age or tenure limits for directors, as our preference is for boards with a good balance of continuity and fresh perspectives. However, where limits have to be set, we prefer to see these expressed as a maximum number of terms that directors can serve rather than the age of individual board members. In companies and markets where board tenure is not seen as a factor affecting directors’ independence, we will normally vote against tenure limits in excess of 12 years.

AllianzGI believes that officers and directors should only be eligible for indemnification and liability protection if they have acted in good faith on company business and were found innocent of any civil or criminal charges for duties performed on behalf of the company. We do not support proposals where liability cover extends beyond legal costs, and which can:

•	Limit or eliminate all liability for monetary damages, for directors and officers who violate the duty of care; or

•	Expand indemnification to cover acts, such as negligence, that are more serious violations of fiduciary obligations than mere carelessness.

AllianzGI cannot support the election of a director convicted of crime or misconduct and will abstain on re-election of directors under investigation for civil or criminal offenses.

AllianzGI is concerned that non-voting directors, or censors, can have considerable influence on the board while not being directly accountable to shareholders. Censors should be appointed only in the event of exceptional and temporary circumstances and if their presence adds significant value in terms of board composition and board functioning.

AllianzGI will consider composition, attendance and performance of the board during the year under review when voting on proposals to discharge the board of liabilities or ratify the board’s acts. AllianzGI will vote against individual directors or the whole board where there are concerns about:

•	The board fulfilling its fiduciary duty to shareholders (e.g. serious business conduct or lack of supervision allegations against the company or individual board members);

•	Reliability of the accounts and/or the auditor’s report;

•	Substantial reporting and/or disclosure issues; or

•	Material legal proceedings instituted against the company or the directors in the year for which the discharge is sought.

AllianzGI believes it is important that discharge of liabilities or ratification of acts is sought for each individual director rather than the board as a whole.

Global Corporate Governance Guidelines

AllianzGI may vote against individual board members or the entire board where the directors have failed to take action on the proposals approved by the majority of shareholders.

Board Committees

AllianzGI believes that there should be three key board committees specialising in audit, director nomination and compensation issues. Such committees constitute a critical component of corporate governance and contribute to the proper functioning of the board of directors. In addition AllianzGI strongly supports the establishment of a separate risk committee.

The key board committees should be comprised of non-executive directors and report on their activities to shareholders. Any committee should have the authority to engage independent advisers where appropriate at the company’s expense.

Audit

The board should disclose and explain the main role and responsibilities of the Audit Committee, as well as the process by which the committee reviews and monitors the audit’s quality, the robustness of internal controls and the independence of the external auditor.

AllianzGI expects the Audit Committee (or shareholder representatives on the Audit Committee in companies with co-determination structures) to comprise directors who are unquestionably independent and have the appropriate qualifications, experience, skills and capacity to contribute effectively to the committee’s work. AllianzGI also expects the Audit Committee to have at least one and preferably two committee members with auditing, accounting or appropriate financial expertise.

AllianzGI expects all companies to establish a robust policy regulating and restricting the pledging of company’s shares by executives. We expect the Audit Committee to oversee any pledging of shares by executive directors to ensure this activity does not present undue risks for minority shareholders.

AllianzGI will not support the election of candidates to Fiscal Councils, Boards of Statutory Auditors or any other audit and control bodies unless full information on the candidates is provided at the time of voting and the candidates meet the criteria of independence and expertise similar to those for the Audit Committee.

Remuneration

AllianzGI expects the Remuneration Committee to be at least majority independent and comprise directors who have the qualifications, experience, skills and capacity to contribute effectively to the committee’s work. In companies with co-determination structures, we expect the Remuneration Committee to be at least one-third independent. AllianzGI will vote against any executive director, including an Executive Chairman, standing for election if they are expected to serve on the Remuneration Committee.

Nomination

AllianzGI expects the Nomination Committee to be at least majority independent and comprise directors who have the qualifications, experience, skills and capacity to contribute effectively to the committee’s work. In companies with co-determination structures, AllianzGI expects the Nomination committee to be at least one-third independent.

Voting on director elections

AllianzGI sees the power to elect or remove company directors as a fundamental shareholder right. We consider the majority-voting standard to be an appropriate mechanism for electing/removing directors.

AllianzGI expects to be able to vote on each director individually. We will only be able to support a bundled proposition on the election (or discharge) of directors if we are satisfied with the overall board composition and the performance of every director.

AllianzGI believes that all directors should be subject to re-election at regular intervals (ideally annually) to ensure effective board governance and accountability to shareholders. Consequently, we will vote against the introduction of classified/staggered boards and will support efforts to declassify them with a view to helping eliminate any barriers that hinder the board’s ability to adapt quickly in a changing environment.

Proxy Contests

Proxy contests are among the most difficult and most crucial corporate governance decisions because an investor must determine which group is best suited to manage the company. Factors AllianzGI will consider in voting on proxy contests include the following:

•	Strategy of the incumbents versus the dissidents;

•	Past performance relative to peers;

•	Measures taken by the board to address issues raised by the dissidents and other investors;

•	Experience and skills of director candidates proposed by both sides;

•	Governance profile of the company; and

•	Evidence of management entrenchment.

AllianzGI expects activist shareholders to engage in a robust constructive dialogue with the board of the target company before seeking to appoint own directors to the board.

We will vote case-by-case on proposals to reimburse proxy solicitation expenses. When voting in conjunction with the support of a dissident slate, AllianzGI will support the reimbursement of appropriate proxy solicitation expenses associated with the election.

1	Directorships in subsidiaries of a group are considered as part of a single board position.

Global Corporate Governance Guidelines

Audit and Risk Management

Audit

AllianzGI sees high quality external audit, robust oversight of financial controls and integrity of financial statements as fundamental to the healthy functioning of financial markets and the success of our investments. As a result, we may withdraw our support from the company’s board and management if there are concerns over the quality and integrity of financial statements and of the audit process, the independence of auditors or supervisory bodies, the integrity of the auditor selection process, or the robustness of internal controls.

We expect all companies to provide robust disclosures in relation to the resolutions seeking election or ratification of the external auditor. In particular, we expect an explanation of any changes in external audit arrangements and a report on the selection process of a new external auditor. Any resignation of the auditor before the end of their contract should be disclosed along with the reasons given by the auditor.

AllianzGI places high importance on the independence of the external auditor, objectivity of the audit process and professional scepticism applied by the auditor. We expect the Audit Committee to have a direct ongoing dialogue with the external auditor. AllianzGI does not support proposals that limit auditor liabilities as they could potentially reduce shareholders’ ability to recover any losses incurred.

AllianzGI expects companies to disclose information on the fees paid to the auditor and provide explanation of any non-audit services received from the auditor. We believe that high-levels of non-audit fees can undermine the auditor’s independence and can affect the quality of audit due to potential conflicts of interests arising when the audited company has acted on advice provided by the auditor’s own firm. Therefore we expect companies to provide a clear breakdown of both audit and non-audit services and fees, and favour restrictions on the non-audit work an external auditor can undertake for its audit clients. We may vote against the re-election of the auditor or Audit Committee members where non-audit fees exceed 50% of audit fees on a recurring basis. AllianzGI recommends that companies with recurring needs for certain non-audit services consider seeking advice outside of their audit firms.

AllianzGI considers it prudent for companies to tender the external audit mandate at least every 10 years and to change the auditor after a maximum of 20 years to ensure auditor independence and benefit from a fresh perspective that a new auditor brings. There is also mounting evidence from companies that have rotated their external auditors in the past five years of an improvement in the quality of audits both before and after the transition of the auditor.

AllianzGI is supportive of the introduction of extended auditor reports in all jurisdictions as we find them insightful and useful for investors,

as well as being conducive to greater accountability from the auditor and the company’s oversight bodies (i.e. Audit Committee, Board of Statutory Auditors or Fiscal Councils). In this context, we expect both the external auditor and the internal oversight bodies to comment on any major audit and accounting issues that came up during the year under review in their respective reports to investors.

Risk Management

AllianzGI believes that boards of companies with high standards of corporate governance will be able to make sound strategic decisions, determine an appropriate risk appetite for the company and oversee its approach to risk management. The board has the responsibility to ensure that the company has implemented an effective process to identify risks, assess their potential outcomes, and proactively manage those risks as appropriate.

AllianzGI is supportive of proposals which require the board to conduct a review of the effectiveness of the company’s risk management, its internal control systems and its risk management plan at least annually.

We support the establishment of a risk committee responsible for supervision of risks within the company. If necessary, the board or the risk committee should seek independent external support to supplement internal resources. We also encourage companies to consider appointing their Chief Risk Officer to the board.

Global Corporate Governance Guidelines

Shareholder Rights, Capital Authorities, Corporate Transactions and Corporate Finance Issues

Differential ownership rights

AllianzGI supports the “one-share, one-vote” principle as unequal voting rights can lead to the concentration of voting power in the hands of a limited number of shareholders.

We normally favour conversions to a “one-share, one-vote” capital structure, and will not support the introduction of multiple-class capital structures or the creation of new super-voting/non-voting shares. We will also vote against issuance of securities conferring special rights to some shareholders.

AllianzGI will oppose proposals to amend the charter to include control share acquisition provisions and will normally support proposals to restore voting rights to the control shares. Control share acquisition statutes function by denying shares their voting rights when they contribute to ownership in excess of certain thresholds. We will support proposals to opt out of control share acquisition statutes unless doing so would enable the completion of a takeover that would be detrimental to shareholders.

Control share cash-out statutes give dissident shareholders the right to “cash-out” of their position in a company at the expense of the shareholder who has taken a control position (i.e. when an investor crosses a pre-set threshold level, remaining shareholders are given the right to sell their shares to the acquirer, who must buy them at the highest acquiring price). AllianzGI will generally support proposals to opt out of control share cash-out statutes.

Corporate Transactions

AllianzGI expects companies to put all major corporate transactions to shareholder approval in a separately convened shareholder meeting notwithstanding the existing share issuance authorities. It is important that shareholders have a say in decisions that can significantly impact the profile, purpose, strategy, business prospects and financial position of the company.

AllianzGI expects companies to provide sufficient information to enable investors to evaluate the merits of M&A, significant restructuring or spin off transactions. AllianzGI expects all significant changes in the structure of a company to be approved by its shareholders.

AllianzGI will normally support corporate transactions where these appear to offer fair value to shareholders, all shareholders are treated equally, and the corporate governance profile, including shareholder rights, is unaffected.

In companies with multiple share classes, AllianzGI sees tag-along rights for ordinary shares as a prerequisite for approving a transaction that may lead to a change in control.

AllianzGI believes that all material related-party transactions should be reported to the board and shareholders, and explained and justified by the company. We would welcome a shareholder vote on all material related-party transactions.

AllianzGI will vote case-by-case on going private transactions, taking into account offer price/ premium, fairness opinion, how the deal was negotiated, any conflicts of interest, any alternatives/ offers considered, and non-completion risk.

AllianzGI will vote case-by-case on going dark transactions, determining whether the transaction enhances shareholder value and considering balanced interests of continuing vs. cashed-out shareholders.

When voting on proposals to form joint ventures, AllianzGI will consider percentage of assets/ business contributed, percentage ownership, financial and strategic benefits, governance structure, conflicts of interest, other alternatives, and non-completion risk.

AllianzGI will consider liquidations on a case-by-case basis, taking into account the management’s efforts to pursue other alternatives, appraisal value of assets, and the compensation plan for executives managing the liquidation. We will support the liquidation if the company will be forced to file for bankruptcy if the proposal is not approved.

AllianzGI will consider SPAC mergers and acquisitions on a case-by-case basis taking into account the business, financials and the terms of the proposed business combination, valuation, market reaction, timing of the deal, process of identification of a target company, any conflicts of interests and voting agreements.

Global Corporate Governance Guidelines

Anti-takeover mechanisms

AllianzGI does not support anti-takeover mechanisms. Exceptionally, we may support a shareholder rights plan or a similar mechanism where shareholder approval is required prior to deployment, there is independent board oversight and the plan is of a limited duration.

A shareholder rights plan can serve two legitimate purposes: (i) to increase the minimum time period during which a Permitted Bid may remain outstanding in order to give the board of a target company sufficient time to find an alternative to the takeover bid that would increase shareholder value; and (ii) to ensure that all shareholders are treated equally in the event of a bid for their company. Granting shareholders a right of approval prior to deployment should ensure that it is used for the above purposes only.

Greenmail is the practice of buying shares owned by a corporate raider back at a premium to the market price. AllianzGI will generally support anti-greenmail provisions that do not include other anti-takeover provisions.

AllianzGI will not support “fair price” provisions where the shareholder vote requirement is greater than a majority of disinterested shares and/or the fair price calculation is not objective and independently appraised.

We expect all companies to seek shareholder approval of any renewal of or changes to the existing takeover defences.

Capital Issuance Authorities

AllianzGI generally accepts capital increases for purposes, which aim to increase shareholder value in the long term. Dilution of existing shareholders is a major consideration for all proposals seeking to increase share capital.

AllianzGI expects companies to protect shareholders from unwanted dilution and generally favours pre-emptive rights – i.e. for any new issue of shares to be first offered to existing shareholders. AllianzGI will normally support routine proposals to:

•	Increase authorised common stock by up to 10% of the existing authorised capital;

•	Issue shares with pre-emption rights up to 33% of the issued share capital of the company (a higher limit can be potentially justified in markets where any issuance in excess of 33% of the issued share capital is structured as a rights issue); or

•	Issue shares non-preemptively up to 10% of the issued share capital of the company.

For capital authorisation and issuance proposals exceeding these limits we expect a clear rationale and justification from companies, which we will consider on a case-by-case basis.

AllianzGI will not support share issuance authorities where these can be used during a public tender offer or takeover due to concerns that the issuance authority may serve as a takeover defence mechanism.

AllianzGI will not support placement of shares at a significant discount to the market price as a part of routine share issuance authorities and without appropriate justification from the company.

AllianzGI will in general support the issuance or the increase of preferred stock if its conditions are clearly defined (in terms of voting, dividend and conversion possibility, as well as other rights and terms associated with the stock) and are considered reasonable by reference to the overall capital structure of the company, as well as previously issued preferred stock. AllianzGI will in this respect also consider the impact of issuance/ increase of preferred stock on the current and future rights of ordinary shareholders.

Capital Management and Corporate Finance issues

AllianzGI believes that proposed dividend payments should be disclosed in advance to shareholders and be put to a vote. Shareholders should also be able to approve the company’s financial statements and its dividend policy.

AllianzGI would normally only support scrip dividend proposals that allow for a cash option to offer investors a choice. In such instances, we expect companies to offset dilution caused by scrip dividend through share buybacks. We are not supportive of scrip dividends where scrip is offered at a discount to the cash option.

AllianzGI will approve share repurchase programs where these are deemed in the best interests of shareholders, all shareholders can participate in the buyback programme on equal terms and AllianzGI agrees that the company cannot use the cash in a more productive way. AllianzGI will also view such programs in conjunction with the company’s dividend policy.

AllianzGI will vote in favour of share repurchase authorities in excess of 10% of the issued share capital only if the company provides clear and convincing justification for the proposal. AllianzGI believes that share buybacks at a significant premium to the market price can be value destructive and are generally not in the interests of shareholders. We will not support share repurchase authorities where these can be used as a takeover defence mechanism. Any use of financial derivatives when repurchasing shares should be fully explained and justified by the company.

AllianzGI is in favour of debt issuance proposals that enhance companies’ long-term prospects and do not result in unacceptable levels of financial leverage. AllianzGI agrees that investors should be consulted on significant issuances of debt and proposals to raise borrowing limits. Any proposal to issue convertible debt will be analysed in light of our criteria for share issuance authorities.

AllianzGI will vote case-by-case on the conversion of securities taking into consideration the dilution to existing

Global Corporate Governance Guidelines

shareholders, the conversion price relative to market value, financial issues, control issues, termination penalties, and conflicts of interest. AllianzGI will support the conversion if it is expected that the company will be subject to onerous penalties or will be forced to file for bankruptcy if the transaction is not approved.

AllianzGI will consider proposals regarding private placements, warrants, and convertible debentures on a case-by-case basis, taking into consideration:

•	Dilution to existing shareholders;

•	Terms of the offer (discount/ premium in purchase price to investors, including any fairness opinion, conversion features, termination penalties, exit strategy);

•	Financial issues (the company’s financial condition, degree of need for capital, use of proceeds, effect of the financing on the company’s cost of capital, current and proposed cash burn rate, going concern viability, and the state of the capital and credit markets);

•	Management’s efforts to pursue alternatives and whether the company engaged in a process to evaluate alternatives;

•	Control issues (potential change in management/board composition, change in control, standstill provisions, voting agreements, veto power over certain corporate actions, and minority versus majority ownership and corresponding minority discount or majority control premium);

•	Conflicts of interest (as viewed from the perspective of the company and the investor), considering whether the terms of the transaction were negotiated at arm’s length, and whether managerial incentives are aligned with shareholder interests; and

•	Market reaction to the proposed deal.

AllianzGI will support private placements and issuances of warrants and/or convertible debentures in a private placement, if it is expected that the company will file for bankruptcy if the transaction is not approved.

Shareholder Rights

AllianzGI considers the ability to call a special meeting or to put resolutions to a shareholder meeting’s agenda to be a fundamental shareholder right. We encourage companies to establish thresholds for shareholder resolutions that are high enough to prevent abuse, but low enough to allow issues that concern a large number of smaller shareholders being raised in shareholder meetings. This can be achieved if the threshold is set by a reference to either a shareholding requirement or the size of a proponent group.

Shareholders should be able to nominate candidates for the board of directors. AllianzGI supports proxy access proposals with reasonable ownership threshold and duration requirements that do not impose limits on the number of shareholders in a nomination group or set an unreasonably low cap on the proportion of shareholder nominees on the board.

AllianzGI believes that companies should enable holders of a specified portion (e.g. 5-25%) of its outstanding shares or a specified number of shareholders to call a meeting of shareholders for the purpose of transacting the legitimate business of the company. Shareholders should be enabled to work together to make such a proposal. Shareholders should be able to exercise both rights to call special meetings and act by written consent.

AllianzGI does not support proposals that can facilitate a concert party gaining or increasing control of the company without paying an appropriate premium to minority shareholders.

AllianzGI does not support reincorporation proposals that may result in the reduction in legal and regulatory protections available to shareholders, erosion of shareholder rights, and potential deterioration in governance standards at the company.

AllianzGI does not support changes in the company’s articles or by-laws that can lead to erosion of shareholder rights. We expect all shareholders to be treated equally and do not approve of changes in articles that may disadvantage certain groups of shareholders. AllianzGI expects all changes to the company’s articles and bylaws to be put to a shareholder vote and will oppose proposals giving the board an exclusive authority to amend the company’s articles and bylaws.

Global Corporate Governance Guidelines

Remuneration

Remuneration of Executive Directors and Senior Managers

AllianzGI expects companies to operate within the parameters of their remuneration policy as approved by shareholders. Both the structure and level of executive remuneration should be designed to promote long-term success of the company. The board and the Remuneration Committee should be able to explain and justify the structure and quantum of executive pay in the context of the company’s business environment and performance.

AllianzGI does not approve of significant salary increases that are not linked to material changes in the business or in the role and responsibilities of executive directors. We do not consider it appropriate to offer contractual multi-year guarantees of salary increases, bonus payments and/or equity compensation.

AllianzGI expects companies to pay no more than necessary on recruitment of executive directors and to link recruitment-related awards to the company’s performance.

Executive compensation should contain a short-term and a long-term element that align executives with shareholders and where superior awards can only be achieved by attaining truly superior performance.

AllianzGI believes that executive directors should be encouraged to receive a certain percentage of their compensation in form of company shares. Therefore AllianzGI would generally support the use of well-designed share-based compensation plans, including appropriate deferrals.

AllianzGI supports management incentive plans where:

•	Incentive awards are subject to relevant KPIs and robust performance targets;
•	The award opportunity is clearly defined;

•	Performance periods are of appropriate duration;

•	No vesting under relative performance metrics is allowed for performance inferior to that of the selected peer group; and

•	The vesting scale is designed to encourage higher levels of performance.

Furthermore, AllianzGI favours share-based incentive schemes over stock options and encourages all companies to require that the management build substantial shareholding in the company in order to align their interests better with the interests of investors. Only shares that are beneficially owned by executives should be counted towards formal share ownership requirements.

AllianzGI expects clear disclosure of KPIs and performance targets under all management incentive plans, with a view to enabling investors better to assess the link between executive compensation and corporate strategy and performance. We are keen to understand both annual and long-term targets set by the board for executives, as well as performance against these targets. Particular importance is placed on the following considerations:

•	The link between performance KPIs and targets, and the mid- and long-term goals of the company;

•	A healthy mixture of KPIs to ensure there is no over-reliance on a single dimension of performance or key indicator;

•	Integration of social, environmental and governance issues into performance measurement, where material and appropriate;
•	Incorporation of risk considerations so that there are no rewards for taking inappropriate risks at the expense of the company and its investors; and

•	Performance measurement over timescales sufficient to determine that value has in fact been added for the company and its shareholders (for long-term awards we expect a minimum performance period of 3 years, but we encourage companies to consider a five year performance period or introduce an additional holding period).

AllianzGI does not support retros-pective amendments to the terms of incentive schemes without a prior shareholder approval. We will vote against incentive plans that may be materially altered (e.g. cancellation and re-issue, re-testing, re-pricing or backdating of options) without shareholder approval, allow management significant discretion in granting certain awards, or are otherwise inconsistent with the interests of shareholders.

AllianzGI may not support equity award plans that are too dilutive (e.g. >10% of the issued share capital in 10 years for executive and all-employee plans) and expensive to existing shareholders.

AllianzGI encourages the introduction of a clawback policy and the inclusion of clawback provisions under the terms of all incentive plans.

AllianzGI pays close attention to perquisites, including pension arrangements, and will vote against if deemed excessive. We expect executive pension arrangements to be in line with those offered to company employees, and will only support additional pension schemes for executive directors (in markets where this is allowed by law) where, on

Global Corporate Governance Guidelines

retirement, an executive does not also benefit from generous severance payments and/or compensation under a “non-compete clause”. AllianzGI does not approve of the inclusion of variable pay in the pension calculation.

We will not support transaction bonuses and retrospective ex-gratia payments, and will not approve financial assistance to directors, officers or related persons without clear explanation and robust justification from the company.

We will only approve a one-off special payment/award where the company can demonstrate truly exceptional circumstances and significant additional value creation.

AllianzGI believes that severance payments to executives should be set at a reasonable level and should not exceed minimum legal requirements in respective markets. Ideally, severance pay should not exceed one year’s fixed salary. All payments to former executives should be subject to appropriate performance targets and triggering events that are in line with international best practice. Furthermore, all incentive awards should be time pro-rated and tested for performance, including in the event of an early termination due to the change in control. Termination payments following a change in control should only be available in the event of a loss of job or substantial diminution of duties, and should be similar to those available under normal circumstances. We will vote against any severance payments or retirement bonuses when the amount paid is not disclosed or the recipient is moving to another position within the company.

AllianzGI encourages disclosure of a policy addressing possible hedging of the company’s stock by its executives. Using hedging instruments to protect management against negative share price movements undermines the purpose of equity incentive plans and reduces alignment with shareholder interests.

Employee Remuneration

Remuneration structures and frameworks for employees should help reinforce corporate culture and foster performance. In this respect and in accordance with applicable laws AllianzGI encourages companies to provide shareholders with information on the ratio between senior management compensation and that of the wider workforce, including calculation methodology and changes over time.

Performance measurement for staff remuneration should incorporate risk considerations to ensure that there are no rewards for taking inappropriate risks at the expense of the company and its shareholders.

AllianzGI supports all-employee equity plans where shares are granted at a discount of no greater than 20%.We may not be able to support employee share plans, which appear to be excessively dilutive for shareholders.

Remuneration of Non-Executive Directors

AllianzGI believes that compensation of non-executive directors should be structured in a way that aligns their interests with long-term interests of shareholders, does not compromise their independence from management or from controlling shareholders of the company, and does not encourage excessive risk-taking behaviour. In particular, AllianzGI believes that non-executive board members should not receive variable remuneration, equity incentives or retirement benefits as these could compromise their independence and ability to hold management accountable.

AllianzGI believes that non-executive directors’ fees should be sufficient to attract directors of appropriate calibre and experience, while all notable differences in board members’ fees should reflect their responsibilities and time commitment and be clearly explained and justified.

We expect all non-executive directors to share their expertise and offer advice to the board and management as part of their role. We therefore find any chargeable consultancy services provided by directors inappropriate, as they compromise directors’ objectivity and ability to hold management accountable.

AllianzGI cannot approve a substantial increase in directors’ fees without a robust justification by the company.

Remuneration Committee and “Say on Pay”

The company’s remuneration policy and the structure/quantum of pay for each director should be determined by the Remuneration Committee and fully disclosed to shareholders in a separate Remuneration Report.

AllianzGI supports annual votes on executive remuneration, which provide the most consistent and clear communication channel for shareholder concerns about companies’ executive pay programs. AllianzGI encourages moves to give shareholders a vote on executive remuneration.

AllianzGI expects all companies that received significant dissent on their remuneration proposals to understand the rationale behind negative votes and address investor concerns. We may vote against the Chairman and members of the Remuneration Committee where our concerns remain unaddressed following engagement with the company.

AllianzGI expects all plans that allow grants of shares to executive directors to be put to a shareholder vote, regardless of whether the shares are newly issued or purchased on the market. We believe that all incentive plans should be of a limited duration and require shareholder approval prior to renewal.

AllianzGI believes that the Remuneration Committee should have discretion to adjust pay levels under the remuneration policy to reflect shareholder experience and help avoid reputational and other risks to the business. However, we do not approve of unlimited discretion.

Sustainability Issues

AllianzGI customarily reviews shareholder proposals concerning sustainability issues. When making voting decisions, AllianzGI will consider:

•	The impact of the proposal on the company’s short-term and long-term value;

•	The company’s response to the request embodied in the proposal; and

•	Peer response to the issue in question.

AllianzGI generally supports proposals that encourage company boards and management to increase their transparency on and consideration of sustainability issues deemed material to the long-term performance of the company.

AllianzGI does not support using shareholder funds for political donations. All substantial political expenditure should be disclosed and justified to shareholders.

Global Corporate Governance Guidelines

General Voting Issues

Agenda items at shareholder meetings should be presented clearly, distinctly and unambiguously. AllianzGI favours voting on individual issues and will vote against bundled resolutions if we disagree with at least one component of a bundled proposal.

AllianzGI in general opposes “Other Business” proposals unless there is full and clear information about the exact nature of the business to be voted on.

AllianzGI believes that companies should apply high standards of disclosure and transparency. In this regards, AllianzGI shows a preference for:

•	At least half-year or full-year reports;

•	Adherence to consistent internationally accepted financial standards;

•	Availability of financial information and investor communication in English;

•	Personal accessibility and availability of top management and non-executive directors to investors;

•	Publication of documents on the Internet;

•	Mandatory presence of directors at general meetings;

•	Adoption of electronic voting; and

•	Standardisation of voting forms and confirmation of votes to investors.

AllianzGI will generally oppose proposals to provide management with the authority to adjourn an annual or special meeting absent compelling reasons to support the proposal. However, AllianzGI will support proposals that relate specifically to soliciting votes for a merger or transaction if supporting that merger or transaction.

Many routine proposals are operational issues of a non-controversial nature. The list of operational issues includes, but is not limited to: changing date, time, or location of the annual meeting; amending quorum requirements; amending minor bylaws; approving financial results, director reports, and auditor reports; approving allocation of income; changing the company’s fiscal term; and lowering disclosure threshold for stock ownership. While these proposals are considered to be routine, they are not inconsequential. Fiduciaries remain charged with casting their votes, so these proposals must be evaluated on a case-by-case basis, taking into account shareholders’ rights and the potential economic benefits that would be derived from implementation of the proposal.

Contact for queries:

Eugenia Unanyants-Jackson

Director, Head of ESG Research

Tel: +44 (0) 203 246 7134

Email: eugenia.jackson@allianzgi.com

Allianz Global Investors GmbH, UK Branch

199 Bishopsgate

London EC2M 3TY

www. allianzgi.co.uk

www.infrastructuredebt.co.uk

Telephone:020 3246 7000

Disclaimer

Investing involves risk. The value of an investment and the income from it will fluctuate and investors may not get back the principal invested. Past performance is not indicative of future performance. This is a marketing communication. It is for informational purposes only. This document does not constitute investment advice or a recommendation to buy, sell or hold any security and shall not be deemed an offer to sell or a solicitation of an offer to buy any security.

The views and opinions expressed herein, which are subject to change without notice, are those of the issuer or its affiliated companies at the time of publication. Certain data used are derived from various sources believed to be reliable, but the accuracy or completeness of the data is not guaranteed and no liability is assumed for any direct or consequential losses arising from their use. The duplication, publication, extraction or transmission of the contents, irrespective of the form, is not permitted.

This material has not been reviewed by any regulatory authorities. In mainland China, it is used only as supporting material to the offshore investment products offered by commercial banks under the Qualified Domestic Institutional Investors scheme pursuant to applicable rules and regulations.

This material is being distributed by the following Allianz Global Investors companies: Allianz Global Investors U.S. LLC, an investment adviser registered with the U.S. Securities and Exchange Commission; Allianz Global Investors GmbH, an investment company in Germany, authorized by the German Bundesanstalt für Finanzdienstleistungsaufsicht (BaFin); Allianz Global Investors Asia Pacific Ltd., licensed by the Hong Kong Securities and Futures Commission; Allianz Global Investors Singapore Ltd., regulated by the Monetary Authority of Singapore [Company Registration No. 199907169Z]; Allianz Global Investors Japan Co., Ltd., registered in Japan as a Financial Instruments Business Operator [Registered No. The Director of Kanto Local Finance Bureau (Financial Instruments Business Operator), No. 424, Member of Japan Investment Advisers Association]; Allianz Global Investors Korea Ltd., licensed by the Korea Financial Services Commission; and Allianz Global Investors Taiwan Ltd., licensed by Financial Supervisory Commission in Taiwan.

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